Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2004, accompanying the financial statements and schedule included in the Annual Report of Intelli-Check, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the registration statements of Intelli-Check, Inc. on Forms S-8 (File No. 333-85436, effective April 3, 2002 and File No. 333-47882, effective October 13, 2000) and Forms S-3 (File No. 333-127663, effective October 7, 2005, File No. 333-104598, effective June 24, 2003 and File No. 333-59494, effective October 5, 2001).



/s/ Grant Thornton LLP
----------------------
New York, New York
March 28, 2006